Underlying supplement no. 990 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated October 25, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

The FTSE/Xinhua China 25 Index™ (XINOI)

General

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Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to an index. This underlying supplement no. 990 describes the FTSE/Xinhua China 25 Index™ (the “Index”). The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Index set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meanings given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or free writing prospectus. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplement.

Investing in notes linked to the Index involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 990 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 990, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement, the relevant terms supplements and any other related prospectus supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

October 25, 2007

“FTSE® ”, “Xinhua®” and “FTSE/Xinhua China 25 Index™” are trademarks of FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE Group (“FTSE”) and Xinhua Finance (“Xinhua”) and will be licensed for use by Lehman Brothers Holdings Inc. The notes which are linked to the performance of the FTSE/Xinhua China 25 Index™ are not sponsored, endorsed, sold or promoted by FXI and FXI makes no representation regarding the advisability of investing in the notes.

Underlying Supplement

Risk Factors	US-1
The FTSE/Xinhua China 25 Index™	US-3

The relevant terms supplements, this underlying supplement no. 990, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplements, this underlying supplement no. 990, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements, this underlying supplement no. 990, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements, this underlying supplement no. 990 and the relevant product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, this underlying supplement no. 990, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 990, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-i

RISK FACTORS

Your investment in the notes will involve certain risks. Investing in the notes is not equivalent to investing directly in the Index or any of the component stocks of the Index. In addition, your investment in notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

FXI may adjust the Index in a way that affects its level and adversely affects the value of your notes, and FXI has no obligation to consider your interests.

FXI, the publisher of the Index, is responsible for calculating and maintaining the Index. We are not affiliated with FXI in any way (except for licensing arrangements discussed below in “The FTSE/Xinhua China 25 Index™”) and have no way to control or predict its actions including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index.

FXI can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that changing the companies included in the Index may affect the Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, FXI may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of your notes. FXI has no obligation to consider your interests in calculating or revising the Index. See “The FTSE/Xinhua China 25 Index™.”

Neither Lehman Brothers nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or FXI contained in this underlying supplement or any public disclosure of information by FXI. You, as an investor in the notes, should make your own investigation into the Index and FXI.

We cannot control actions by the companies whose common stocks or other equity securities make up the Index.

We are not affiliated with any of the companies whose stock is included in the FTSE/Xinhua China 25 Index™. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to FXI or any of the companies whose stocks are included in the Index and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the Index.

Investing in the notes is not equivalent to investing in the stocks included in the Index (the “Index Component Stocks”). As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of the Index Component Stocks would have.

Changes that affect the Index will affect the market value of the notes and the amount you will receive at maturity.

FXI’s policies concerning (i) the calculation of the Index, (ii) additions, deletions or substitutions of the Index Component Stocks and (iii) the manner in which changes affecting the Index Component Stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity. The amount payable on the notes and their market value could also be affected if FXI changes these policies, for example by changing the manner in which it calculates the Index, or if FXI discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the notes.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant product supplement or terms supplements, for changes in exchange rates that might affect the FTSE/Xinhua China 25 Index™.

Although the stocks composing the Index Component Stocks are traded in currencies other than U.S. dollars, and the notes, which are linked to the Index, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each of the currencies in which the Index Component Stocks are denominated, unless otherwise specified in the relevant terms supplement. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The Index Component Stocks have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the Index Component Stocks are traded are not as large as the U.S. securities markets and have substantially less trading volume, which may result in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the Index Component Stocks are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

Time differences between the cities where the Index trades and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the Index Component Stocks trade and New York City (where the notes may trade), there may be discrepancies between the levels of the Index and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the Index remain unchanged for multiple trading days in New York City.

THE FTSE/XINHUA CHINA 25 INDEXTM

We have derived all information contained in this underlying supplement no. 990 regarding the FTSE/Xinhua China 25 Index™, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by FXI. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the FTSE/Xinhua China 25 Index™ may be obtained at the FTSE/Xinhua Index Limited website (www.ftsexinhua.com). Information contained in the FTSE/Xinhua Index Limited website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the FTSE/Xinhua China 25 Index™ at any time from the Bloomberg Financial Markets page “XIN0I <Index> <GO>“ or from the FTSE/Xinhua Index Limited website at www.ftsexinhua.com.

FTSE/Xinhua China 25 Index™ Composition and Maintenance

The FTSE/Xinhua China 25 Index™ is a stock index calculated, maintained, published and disseminated by FXI. The FTSE/Xinhua China 25 Index™ is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE/Xinhua China 25 Index™ is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “H” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China. The following criteria, among others, are used to ensure that illiquid securities are excluded:

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Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index™ if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index™ uses the last trade prices from the relevant stock exchanges, when available.

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Liquidity. Securities in the FTSE/Xinhua China 25 Index™ will be reviewed annually for liquidity. Securities which do not turn over at least 2.0% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI Index Committee will not be eligible for inclusion in the FTSE/Xinhua China 25 Index™. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the Index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

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New Issues. New issues, which do not qualify as early entrants to the FTSE/Xinhua China 25 Index™, must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index™, like other indices of FXI, is governed by an independent advisory committee that ensures that the Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index™.

FTSE/Xinhua China 25 Index™ Calculation

The FTSE/Xinhua China 25 Index™ is calculated using the free float index calculation methodology of the FTSE Group. The Index is calculated using the following algorithm:

((pn1 • en1) • sn1 • fn1 • cn1)
d n = 1,2,3……..,n

where p is the latest trade price of the component security, e is the exchange rate required to convert the security’s home currency into the index’s base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the FXI, c is the capping factor published by the FXI at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The FTSE/Xinhua China 25 Index™ uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares trade investments in a FTSE/Xinhua China 25 Index™ constituent company by another FTSE/Xinhua China 25 Index™ constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index™ constituent stock is applied in bands, as follows:

Free float less than or equal to 15%	0%	Ineligible for inclusion in the FTSE/Xinhua China 25 Index™, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.
Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index™ constituent stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above. The FTSE/Xinhua China 25 Index™ is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index™. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index™, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded.

The Stock Exchange of Hong Kong Ltd.

Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at Exchange Participants’ offices. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 4:00 a.m., Eastern Daylight Savings Time. The FTSE/Xinhua China 25 Index™ is calculated in real-time and published every 15 seconds and index values can be found at www.ftse.com.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where:

•	an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements;

•	the HKSE considers there are insufficient securities in the hands of the public;

•	the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or

•	the HKSE considers that the issuer or its business is no longer suitable for listing.

Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally be acceded to only in the following circumstances:

•	where, for a reason acceptable to the HKSE, price sensitive information cannot at that time be disclosed;

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where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made);

•	to maintain an orderly market;

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where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;

•	where the issuer is no longer suitable for listing, or becomes a “cash” company; or for issuers going into receivership or liquidation.

As a result of the foregoing, variations in the FTSE/Xinhua China 25 Index™ may be limited by suspension of trading of individual stocks which make up the FTSE/Xinhua China 25 Index™ which may, in turn, adversely affect the value of the notes.

Discontinuation of the FTSE/Xinhua China 25 Index™; Alteration of Method of Calculation

FXI has no obligation to continue to publish, and may discontinue publication of, the FTSE/Xinhua China 25 Index™. If FXI discontinues publication of the FTSE/Xinhua China 25 Index™ and FXI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued FTSE/Xinhua China 25 Index™ (such index being referred to herein as a “FTSE/Xinhua China 25 Index™ successor index”), then any Index closing level will be determined by reference to the level of such FTSE/Xinhua China 25 Index™ successor index at the close of trading on the relevant exchange or market for the FTSE/Xinhua China 25 Index™ successor index on each relevant Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements.

Upon any selection by the calculation agent of a FTSE/Xinhua China 25 Index™ successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If FXI discontinues publication of the FTSE/Xinhua China 25 Index™ prior to, and such discontinuation is continuing on, an Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplements and the calculation agent determines, in its sole discretion, that no FTSE/Xinhua China 25 Index™ successor index is available at such time, or the calculation agent has previously selected an FTSE/Xinhua China 25 Index™ successor index and publication of such FTSE/Xinhua China 25 Index™ successor index is discontinued prior to, and such discontinuation is continuing on such Index Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if FXI (or the publisher of any FTSE/Xinhua China 25 Index™ successor index) fails to calculate and publish a closing level for the FTSE/Xinhua China 25 Index™ (or any FTSE/Xinhua China 25 Index™ successor index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level on such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the FTSE/Xinhua China 25 Index™ or FTSE/Xinhua China 25 Index™ successor index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the Index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the FTSE/Xinhua China 25 Index™ or FTSE/Xinhua China 25 Index™ successor index, as applicable. Notwithstanding these alternative arrangements, of the publication or failure to calculate or publish the closing level of the FTSE/Xinhua China 25 Index™ discontinuation may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the FTSE/Xinhua China 25 Index™ or any FTSE/Xinhua China 25 Index™ successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the FTSE/Xinhua China 25 Index™ or a FTSE/Xinhua China 25 Index™ successor index, or the level thereof, is changed in a material respect, or if the FTSE/Xinhua China 25 Index™ or a FTSE/Xinhua China 25 Index™ successor index is in any other way modified so that the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index does not, in the opinion of the calculation agent, fairly represent the level of the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the FTSE/Xinhua China 25 Index™ closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index, as adjusted. Accordingly, if the method of calculating the FTSE/Xinhua China 25 Index™ or a FTSE/Xinhua China 25 Index™ successor index is modified so that the level of the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in FTSE/Xinhua China 25 Index™), then the calculation agent will adjust its calculation of the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index in order to arrive at a level of the FTSE/Xinhua China 25 Index™ or such FTSE/Xinhua China 25 Index™ successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with FXI

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with The Financial Times Limited (“FT”) and FTSE/Xinhua Index Limited, providing for the license to Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the FTSE/Xinhua China 25 Index™ in connection with certain products, including the notes.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FXI, FTSE OR XINHUA OR BY THE LONDON STOCK EXCHANGE PLC (THE “LONDON STOCK EXCHANGE”) OR BY FT AND NEITHER FXI, FTSE, XINHUA NOR THE LONDON STOCK EXCHANGE NOR FT MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE/XINHUA CHINA 25 INDEX™ AND/OR THE FIGURE AT WHICH THE FTSE/XINHUA CHINA 25 INDEX™ STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE/XINHUA CHINA 25 INDEX™ IS COMPILED AND CALCULATED BY OR ON BEHALF OF FXI. HOWEVER, NEITHER FXI OR FTSE OR XINHUA OR THE LONDON STOCK EXCHANGE OR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE/XINHUA CHINA 25 INDEX™ AND NEITHER FXI, FTSE, XINHUA OR THE LONDON STOCK EXCHANGE OR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

THE FTSE/XINHUA CHINA 25 INDEX™ IS CALCULATED BY OR ON BEHALF OF FXI. FXI DOES NOT SPONSOR, ENDORSE OR PROMOTE THE NOTES.

ALL COPYRIGHT IN THE FTSE/XINHUA CHINA 25 INDEX™ VALUES AND CONSTITUENT LIST VEST IN FXI. LEHMAN BROTHERS HOLDINGS INC. WILL OBTAIN FULL LICENSE FROM FXI TO USE SUCH COPYRIGHT IN THE CREATION OF THE NOTES.

“FTSE®”, “FT-SE®” AND “FOOTSIE®” ARE TRADE MARKS JOINTLY OWNED BY THE LONDON STOCK EXCHANGE PLC AND THE FINANCIAL TIMES LIMITED. “FTSE XINHUA” IS A TRADE MARK OF FTSE INTERNATIONAL LIMITED. “XINHUA” IS A SERVICE MARK AND TRADE MARK OF XINHUA FINANCIAL NETWORK LIMITED. ALL MARKS ARE LICENSED FOR USE BY FXI.